Exhibit 99

Contact: Claudia San Pedro Vice President of Investor Relations and Treasurer (405) 225-4846

SONIC REPORTS STRONG EARNINGS GROWTH FOR THIRD QUARTER 2012

$30 Million Share Repurchase Program Completed

OKLAHOMA CITY (June 20, 2012) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its third fiscal quarter ended May 31, 2012. Key highlights of the company’s third quarter report included:

•

The company’s net income per diluted share for the third quarter of fiscal 2012 was $0.24 compared with a net loss per diluted share of $0.08 for the third quarter of fiscal 2011; excluding debt extinguishment costs in the year-earlier quarter, net income per diluted share was $0.21;

•	System-wide same-store sales increased 2.8% during the third quarter, with an increase of 3.7% at company drive-ins and a 2.7% increase at franchise drive-ins; and

•	Restaurant-level operating margins improved 140 basis points to 17%.

“Strong third quarter sales were driven by a layered day-part promotional strategy anchored by an integrated creative campaign that showcased multiple existing and new products appealing across all day-parts. We believe this effective use of creative and day-part promotional strategy complements the company’s strong foundation of improved service, product quality and pricing and will help us achieve consistent, sustainable sales growth going forward,” said Clifford Hudson, Chairman and Chief Executive Officer. “We are working to increase shareholder value using a multi-layered growth strategy which incorporates sales growth, leverage from higher sales, use of cash, increasing royalty revenue and new drive-in development to achieve double digit earnings per share growth. We were very pleased that positive same-store sales in the third quarter fueled other layers in our multi-layered growth strategy including operating leverage and increased franchising revenue resulting in a 14% increase in earnings per share, on an adjusted basis.

“With respect to return on capital, we are pleased to report Sonic completed its $30 million share repurchase program in early June. Fiscal year to date, stock repurchases totaled approximately four million shares or over 6% of the stock that was outstanding as of the beginning of our fiscal year,” added Hudson. “Over the next two to three years we will continue to utilize the strength and flexibility of our business model to grow operating income and use our free cash flow(1) to opportunistically invest in our brand, repurchase stock and pay down debt. We expect each of the layers in our growth strategy to contribute to our ability to grow earnings per share at a rate in the low-to-mid teens in both the near term and longer term.”

1         Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital           expenditures.

Financial Overview

For the third fiscal quarter ended May 31, 2012, the company’s net income totaled $14.4 million or $0.24 per diluted share compared with a net loss of $4.7 million or $0.08 per diluted share in the year-earlier quarter, which reflected costs associated with the May 2011 refinancing of Sonic’s previously outstanding debt. Excluding the $17.8 million after-tax costs from the early extinguishment of debt in the quarter ended May 31, 2011, net income per diluted share was $0.21 for the third quarter of fiscal 2011.

The following non-GAAP adjustments are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three Months Ended May 31, 2012		Three Months Ended May 31, 2011		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income (Loss)	Diluted EPS	Net Income	Diluted EPS
Reported – GAAP	$14,407	$0.24	$(4,651)	$(0.08)	n/a	n/a
After-tax loss from early extinguishment of debt	—	—	17,760	0.29

Adjusted – Non-GAAP	$14,407	$0.24	$13,109	$0.21	10%	14%

For the first nine months of fiscal 2012, net income on a year-to-date basis totaled $21.6 million or $0.36 per diluted share compared with net income of $6.9 million or $0.11 per diluted share for the same period in 2011. Excluding the items outlined below, net income and net income per diluted share increased 6% and 9%, respectively.

	Nine Months Ended May 31, 2012		Nine Months Ended May 31, 2011		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported – GAAP	$21,583	$0.36	$6,939	$0.11	211%	227%
After-tax net loss from early extinguishment of debt	—	—	14,439	0.24
Tax benefit from favorable tax settlement	—	—	(1,073)	(0.02)

Adjusted – Non-GAAP	$21,583	$0.36	$20,305	$0.33	6%	9%

Same-Store Sales

For the third fiscal quarter ended May 31, 2012, system-wide same-store sales increased 2.8% versus 3.9% in the same quarter in the prior year. These sales reflected an increase of 3.7% at company drive-ins and a 2.7% increase at franchise drive-ins. For the first nine months of fiscal 2012, system-wide same-store sales increased 2.2% versus an increase of 0.9% in the first nine months of fiscal 2011. These sales reflected a 2.3% increase in same-store sales at company drive-ins and a 2.2% increase at franchise drive-ins.

Development

Across the Sonic system, seven new franchise drive-ins were opened in the third quarter of fiscal 2012 versus 12 new franchise drive-in openings during the third quarter of fiscal 2011. For the first nine months of fiscal 2012, 19 new franchise drive-ins were opened compared to 26 during the same period prior year.

Fourth Fiscal Quarter of 2012 Outlook

The company’s outlook anticipates the following elements:

•	The opening of 15 to 20 new franchise drive-ins;

•	Positive same-store sales in the low single digits, the extent of which will be dependent upon the degree of external economic challenges;

•	Favorable restaurant-level margins;

•	Selling, general and administrative expenses of $17 million to $18 million;

•	Depreciation and amortization of $10.5 million to $11 million;

•	Net interest expense of approximately $7.5 to $8 million;

•	An income tax rate of between 37.5% and 38.5%, depending upon the reinstatement of employment tax credit programs; and

•	Annual capital expenditures in the range of $20 million to $25 million.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (888) 397-5335 or (719) 325-2157 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 1501824. The replay will be available until Wednesday, June 27, 2012. An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company’s website, www.sonicdrivein.com.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, change in system sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONC-G

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Statement of Operations
Revenues:
Company Drive-In sales	$110,070	$113,745	$294,037	$297,454
Franchise Drive-Ins:
Franchise royalties	35,599	34,825	89,980	88,650
Franchise fees	202	385	851	1,271
Lease revenue	2,056	1,828	4,605	4,347
Other	1,500	1,315	3,317	3,045

	149,427	152,098	392,790	394,767
Costs and expenses:
Company Drive-Ins:
Food and packaging	30,600	31,996	83,011	83,559
Payroll and other employee benefits	38,539	40,466	106,363	108,741
Other operating expenses, exclusive of depreciation and amortization included below	22,261	23,549	65,899	66,765

	91,400	96,011	255,273	259,065
Selling, general and administrative	16,951	17,212	48,452	48,778
Depreciation and amortization	10,288	10,139	31,264	30,806
Provision for impairment of long-lived assets	203	49	376	313

	118,842	123,411	335,365	338,962

Other operating income (expense), net	151	(20)	613	255

Income from operations	30,736	28,667	58,038	56,060
Interest expense	7,836	7,991	23,807	24,414
Interest income	(174)	(161)	(477)	(513)
Net loss from early extinguishment of debt	—	28,230	—	23,025

Net interest expense	7,662	36,060	23,330	46,926

Income (loss) before income taxes	23,074	(7,393)	34,708	9,134
Provision (benefit) for income taxes	8,667	(2,742)	13,125	2,195

Net income (loss)	$14,407	$(4,651)	$21,583	$6,939

Net income (loss) per share:
Basic	$0.24	$(0.08)	$0.36	$0.11

Diluted	$0.24	$(0.08)	$0.36	$0.11

Weighted average shares used in calculation:
Basic	59,936	61,842	60,736	61,723

Diluted	59,961	62,000	60,767	61,873

SONIC CORP.

Unaudited Supplemental Information

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Drive-Ins in Operation
Company:
Total at beginning of period	412	451	446	455
Opened	—	—	—	—
Sold to franchisees	(1)	(4)	(35)	(6)
Closed (net of re-openings)	(2)	(2)	(2)	(4)

Total at end of period	409	445	409	445

Franchise:
Total at beginning of period	3,138	3,104	3,115	3,117
Opened	7	12	19	26
Acquired from company	1	4	35	6
Closed (net of re-openings)	(5)	(6)	(28)	(35)

Total at end of period	3,141	3,114	3,141	3,114

System-wide:
Total at beginning of period	3,550	3,555	3,561	3,572
Opened	7	12	19	26
Closed (net of re-openings)	(7)	(8)	(30)	(39)

Total at end of period	3,550	3,559	3,550	3,559

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Sales Analysis
Company drive-ins:
Total sales	$110,070	$113,745	$294,037	$297,454
Average drive-in sales	268	256	688	665
Change in same-store sales	3.7%	6.5%	2.3%	2.4%
Franchised drive-ins:
Total sales	$934,449	$906,401	$2,431,649	$2,352,065
Average drive-in sales	298	292	779	760
Change in same-store sales	2.7%	3.6%	2.2%	0.8%
System-wide:
Change in total sales	2.4%	4.7%	2.9%	1.3%
Average drive-in sales	$294	$287	$768	$747
Change in same-store sales	2.8%	3.9%	2.2%	0.9%

Note:	Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.

Unaudited Supplemental Information

	Third Quarter Ended		Nine Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	27.8%	28.1%	28.2%	28.1%
Payroll and employee benefits*	35.0%	35.6%	36.2%	36.5%
Other operating expenses	20.2%	20.7%	22.4%	22.5%

	83.0%	84.4%	86.8%	87.1%

*	Effective April 1, 2010, the compensation program at the Company Drive-In level was revised. As a result of these changes, noncontrolling interests are immaterial for the periods presented and have been included in payroll and other employee benefits.

	May 31,	Aug. 31,
	2012	2011
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	41,672	29,509
Current assets	97,946	93,457
Property, equipment and capital leases, net	444,944	464,875
Total assets	666,714	679,742

Current liabilities, including capital lease obligations and long-term debt due within one year	71,401	71,279
Obligations under capital leases due after one year	28,735	30,302
Long-term debt due after one year	470,562	481,835
Total liabilities	617,829	628,046
Stockholders’ equity	48,885	51,696